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                                                                   Exhibit 10.11

                  ELECTRONIC PUBLISHING DEVELOPMENT AGREEMENT

         This Electronic Publishing Development Agreement (this "Agreement"), is made as of February 26, 1998 (the "Effective Date"), by and among American Greetings Corporation, an Ohio corporation ("AG"), AGC, Inc., an Ohio corporation ("AGC" and, together with AG, the "AG Parties"), and Mindscape, Inc. a Delaware corporation ("Mindscape"). Except where the context otherwise requires, the term "AG Parties" is to be read as if it was a single party to this Agreement.

                                   Background

A. Mindscape is in the business of developing, marketing, publishing and distributing computer software applications; and

B. The AG Parties are in the business of development, marketing, publishing and distributing social expression products; and

C. The parties' objective is to use their respective strengths and work together to produce several American Greetings/Mindscape co-branded software products.


                                   Agreements

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in Section 9):


1.   PRODUCT DEVELOPMENT AND MARKETING.

     1.1. OVERVIEW. Subject to the terms and conditions hereof, the parties agree to cooperate with the goal of developing, marketing, publishing and selling co-branded personal computer software and content pack products in the Full Feature Print Creativity Category and in various user and feature focused subcategories thereof, and in the Greeting Card Category. In addition to marketing through traditional channels, the parties agree to work together to develop an online distribution strategy for the products sold hereunder. The categories of products to be developed and published and the intended time table for product introductions is set forth on Exhibit A hereto.

     1.2. MINDSCAPE ROLE.

         1.2.1. Mindscape shall publish the Approved Products and shall carry out the manufacturing, distribution, software development, product design, marketing, and sales for all Approved Products (except for marketing and sales through AG Channels).

         1.2.2. Mindscape agrees to pursue an aggressive marketing strategy with respect to Unlockable Content Packs. Mindscape shall include Unlockable Content Packs on all Approved Products sold by Mindscape, and as



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                  mutually agreed on approved versions of PrintMaster and other
                  Mindscape product CD's.

1.3.     AG ROLE.


         1.3.1. AG shall provide content and marketing expertise, digitized artwork and content (including the licensing to Mindscape as provided hereafter of certain proprietary copyrighted material and Trademarks) as may be agreed among the parties for all Approved Products developed hereunder.

         1.3.2. The AG Parties shall be permitted (but not required) to purchase Approved Products for marketing and sale through AG Channels.

1.4.     PRODUCT DEVELOPMENT OVERVIEWS.

1.4.1. For each Listed Product to be developed hereunder, Mindscape shall prepare a development plan overview (the "Product Development Overview") in consultation with the AG Parties identifying, in reasonable detail: a specification of all product features, systems requirements, content specifications, resource allocations, the development schedule (detailing milestones from project launch at least to product launch), content deliverable schedules and the tasks and resources generally required of each party. Except as otherwise agreed by the parties, each Product Development Overview shall be consistent with the overall timeline set forth on Exhibit A.

1.4.2. The Product Development Overview shall also identify one or more individuals from each party to serve as Product Development Manager for each party to serve as the primary point of contact and coordination between the parties with respect to any Listed Product. Each party may change its designation upon notice to the other.

1.4.3. Each Product Development Overview shall be at a level of detail that provides overall project guidance and a timeline for major milestones. It shall not be required to detail project tasks comprehensively and shall not limit operational or implementation flexibility. The Product Development Overview shall be a summary of, but shall not necessarily contain all the detail of, the operational product development plan.

1.4.4. Each Product Development Overview shall be in writing and signed by the parties hereto. When a Product Development Overview is signed by the parties it shall become a part of this Agreement and the parties shall timely carry out their respective obligations under the Product Development Overview in accordance with its terms and the terms of this Agreement. No Product Development Overview shall be deemed to amend or modify any contrary term herein unless specific reference to this
         Section 1.4.4 is made therein and specifically agreed to (by initialing or other reasonable means) by duly authorized officers of the parties hereto.


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                  1.4.5.   Prior to marketing any Listed Product resulting from
                           the activities under a Product Development Overview, each party shall each have the right to review and approve relevant materials in connection with each Listed Product. The AG Parties shall be entitled to review and approve the following: (i) at the alpha stage:[
                                                                     ], (ii) at
                           the beta stage:[







                                                                           ] and
                           (iii) at or before product launch, the final implementation of the foregoing items. Subject to the provisions of paragraph 10.14, the parties shall each use commercially reasonable efforts to provide the other with approval within ten (10) business days of the date it receives a request for approval, but no public announcement, marketing or sales shall be made until such final approval is given and the form and content of any announcement is mutually agreed upon by the parties. Upon approval by both parties hereto of all materials for a Listed Product, the Listed Product shall be considered an Approved Product. Any subsequent non-trivial changes or additions to materials approved for an Approved Product shall require the further approval of both parties.

         1.5.     TERMS OF END-USER SALES.

                  1.5.1. The parties shall cooperate in good faith to establish an End User License Agreement ("EULA") incorporating reasonable terms, conditions and procedures on which Approved Products may be sold so as to protect the Intellectual Property rights and commercial interests of the parties hereto, which terms, conditions and procedures may limit the means by which Approved Products are "sold" so that such products are intended to be licensed rather than sold. Neither party shall sell or otherwise distribute Approved Products other than by means reasonably calculated to make the EULA effective and references herein to "sales" of Approved Products shall refer to such transactions.

2.       EXCLUSIVITY.

         2.1. GENERAL NON-EXCLUSIVITY. Except as specifically set forth in this Section 2, this Agreement and the rights granted herein shall be non-exclusive and neither party shall be restricted in any way from developing, marketing or selling any product or service.[






                                                 ]



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         2.2.     SPECIFIC EXCLUSIVE RIGHTS.

                 [



















































                                                                           ]

                  2.3. END OF EXCLUSIVITY. Notwithstanding Section 2.2, the AG Parties may market, sell, license Creative Content for and otherwise distribute a product in the categories listed on Exhibit A if

         2.3.1. in the case of Listed Products in any category, (i) a Product Development Overview has been agreed to for a Listed Product in a category and

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                           (ii) sales of an Approved Product in such category
                           have not commenced within [        ] after the launch
                           date specified on Exhibit A; or

                  2.3.2.   in the case of Listed Products in the [
                                  ], an Approved Product has been in existence
                           for at least [       ] and such Listed Product is not
                           within the top [   ] products in the United States
                           marketplace in its category as reported by [
                                                        ]; or

                  2.3.3.   in the case of Listed Products in categories other
                           than the [                    ], (i) either (x) sales
                           of an Approved Product in such category have not commenced or (y) sales of an Approved Product in such category have commenced, but an updated version of such Approved Product has not begun selling for the current Fiscal Year and (ii) Mindscape commences sales of a Listed Product in such category that is not an Approved Product; or

                  2.3.4. in the case of a Listed Product in any category that is principally designed for use in one of the languages listed on Exhibit B, sales of an Approved
                           Product have not commenced within [        ] of the
                           commencement of sales of an Approved Product in that category that is principally designed for use in the English language.

                  [









                                                                           ]

3.       PAYMENTS, REVENUE SHARE, GUARANTEES.

         3.1. OVERALL GUARANTY. The overall minimum royalties payable by Mindscape hereunder shall be [



                                                                           ]

         3.2. INITIAL LICENSE FEE. On the date hereof, Mindscape shall pay AGC a single nonrefundable trademark licensing fee of [
                                             ]. This fee shall not be creditable
                  against any other minimum payments due hereunder.

         3.3.     ROYALTIES.

                  3.3.1. ROYALTY RATES. Mindscape shall pay the following royalties to AGC with respect to all sales of Approved Products (including, without limitation, products sold to AG):

                           i. [ ]% of the wholesale price received less returns, credits, allowances, discounts and rebates, before any reduction of direct


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                  Coat of Goods Sold, on all Approved Products sold direct to
                  retail at a suggested retail price of $[     ] and above;

         ii. [ ]% of the wholesale price received less returns, credits, allowances, discounts and rebates, after reduction for the direct Cost of Goods Sold on all Approved Products sold direct
                  to retail at a suggested retail price under $[     ];

         iii. [ ]% of the direct to consumer price received less returns, credits, allowances, discounts and rebates, after Direct Cost of Goods Sold on all Approved Products sold direct to consumers by mail and/or electronic fulfillment;

         iv. [ ]% of the direct to consumer price received less returns, credits, allowances, discounts and rebates, after Direct Cost of Goods Sold on Unlockable Content Packs;

         v. [ ]% of net revenues received from distribution of products that are OEM Versions of Approved Products, except as follows:

         vi.      in the case of any OEM Version of the [               ] that
                  contains any content provided by the AG Parties, [ ]% of net revenues; and

         vii.     in the case of an OEM Version produced for [
                                                                          ] a
                  percentage of net revenues as mutually agreed in good faith but in no event less than [ ]%; and

         viii.    [     ] for each unit of [        ] that is sold containing AG
                  Content;

3.3.2. ADVANCES AND MINIMUMS. For each product category listed on Exhibit C, Mindscape shall pay AGC the amounts set forth with respect to such product category set forth on such Exhibit. Such minimum payments for
         products in the [                      ] shall be required in the
         specified Fiscal Year, whether or not a Product Development Overview or Approved Product is produced for such category in such Fiscal Year. Minimums shall be reviewed as provided in Section 3.3.5. Minimum payments shall be made for each product category in [
                     ] due as follows:
         i. Upon agreement to the Product Development Overview for such product;

         ii.  Upon final approval of the Approved Product;

         iii. Upon first shipment of the Approved Product; and

         iv.  [                       ] after first shipment of the Approved
              Product;

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         provided, however, that, subject to Section 3.3.5, the full amount of the minimum payments due for any Fiscal Year shall, if not previously paid, be due and payable on the first business day of the last full calendar week of that Fiscal Year.

3.3.3.   MINIMUM INCREASES. Effective upon the approval, pursuant to Section
         1.4.5 of an Approved Product principally designed for a language listed on Exhibit B, the minimum royalty hereunder for that Approved Product's category may be increased or decreased based on the parties' respective expenses incurred in producing such version, as is mutually agreed.

3.3.4.   REPORTING AND PAYMENT. Unless otherwise agreed in writing, Mindscape
         shall provide to AGC, within [           ] days after the close of each
         calendar [       ], commencing after the first full calendar [       ]
         after the Effective Date, a written report of royalties accrued during
         the prior [       ] for each product category hereunder, any amounts
         advanced pursuant to Section 3.3.2 against such royalties and the net amount of royalties owed. Payment of such net amount shall be made
         within [         ] days of the end of the quarter. Mindscape shall have
         the right to withhold [                 ] of royalties payable for each
         calendar quarter as a reserve against refunds, returns and other credits as provided above. This reserve shall be reconciled and the following quarterly report In addition, Mindscape shall also provide AGC with a monthly report within 5 days of the end of each month of estimated product shipped within such month.

3.3.5. CROSS-APPLICATION OF ADVANCES AND MINIMUMS.

         i. Royalties in excess of the minimums payable for any Approved Product within any category [
                           ] may be applied against the advances and minimums
                  paid in any other category [
                           ] (such other category referred to as the "Shortfall
                  Category") so long as either (i) an Approved Product in the Shortfall Category has commenced shipping and, if applicable, has been updated to the current Fiscal Year or (ii) any delay in the development of an Approved Product in the Shortfall Category was due to action or inaction by AG or (iii) AG consents.

         ii. Each Fiscal Year, no later than March 31, the parties shall meet and confer regarding the requirements of Section 3.3.2 and the categories in which it is advisable to develop and launch Approved Products. In the event that market conditions in certain categories and/or product development delays have adversely affected royalties hereunder for that Fiscal Year, then the minimums for that Fiscal Year may be deferred into the next Fiscal Year to the extent mutually agreed, provided that in no event shall any deferral of minimums extend beyond the Term.

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         3.3.6.   BUNDLE ALLOCATION. Mindscape shall not sell or otherwise
                  distribute Approved Products together with other products as a single-priced bundle (a "Bundle") without the prior written approval of the AG. [










                                                                           ]

3.4. RECORDS AND INSPECTION RIGHTS. Mindscape shall keep and maintain proper records and books of account relating to Mindscape's marketing and sales of all products containing AG Content and the accounting of royalties hereunder. AG may inspect such records to verify rendered statements but not more than once in any 12 month period. Any such inspection will be conducted after reasonable notice of at least 10 business days and during regular business hours at Mindscape's offices in a manner that does not unreasonably interfere with Mindscape's business activities. Such inspection shall be at AG's cost and expense; provided, however, if the audit reveals overdue payments in excess of
         [              ] of the payments owed to date, Mindscape shall pay the
         reasonable cost of such audit.

3.5.     SALES TO AG.

         3.5.1.   Mindscape shall sell up to [    ] copies of each Approved
                  Product to AG at a price not exceeding that product's Direct Cost of Goods Sold for promotional purposes only and not for resale. Such purchases shall not be eligible for a royalty. In addition, Mindscape shall supply AG with at least [ ] free copies of each Approved Product upon first shipment of each.

         3.5.2. Mindscape shall sell to AG or to its foreign licensees such quantity as AG requests of Approved Product for resale by AG through AG Channels at a price [
                                            ]

3.6. CERTAIN CREDITS. Mindscape shall be entitled to a credit against royalties otherwise becoming due hereunder in excess of the Threshold
         Amount for a Fiscal Year up to a maximum of $[        ] per Fiscal Year
         commencing in the [      ] year of the term hereof, up to an aggregate
         maximum of $[        ]. The "Threshold Amount" for a Fiscal Year is the
         aggregate minimum payments required by Section 3.3.2 and Exhibit C for that Fiscal Year for each Listed Product other than the Listed Product
         in the [                                               ] and [
                                            ] categories (as such categories are
         described on Exhibit A); provided that if there is an Approved Product in either or both of such categories then the Threshold Amount shall also include the minimum payments



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                  required by Section 3.3.2 and Exhibit C for that Fiscal Year for either or both such categories.

4. TERM AND TERMINATION.

         4.1.     TERM. The Term of this agreement ("Term") shall be from
                  February 1, 1998 to [               ], subject to extension as
                  provided below.

         4.2.     RENEWAL BY MINDSCAPE.

                  4.2.1. Mindscape may, by written notice to AG prior to the expiration of the Term, extend the Term to [
                                  ] if the total royalty payments to AG pursuant
                           to Section 3.3 for periods prior to [               ]
                           exceed $[        ], and for the twelve month period
                           ending [               ], exceed $[        ].

                  4.2.2. Mindscape may, by written notice to AG prior to the expiration of the Term, extend the Term of this
                           agreement to [              ] if the total royalty
                           payments to AG pursuant to Section 3.3 for periods
                           prior to [               ] exceed $[        ], and
                           for the twelve month period ending [               ],
                           exceed $[        ].

         4.3. JOINT RENEWAL. The Term may also be extended by the mutual written agreement of the parties.

         4.4.     TERMINATION.

                  4.4.1. Either party may terminate this Agreement if the other fails to perform any material term or condition of this Agreement and such failure continues for a
                           period of [              ] following receipt of
                           written notice ("Breach Notice") thereof by the breaching party; provided, however, that if the breach is not susceptible of cure within such [
                             ] period termination shall be effective upon notice
                           or such later date as is provided in the notice, except as provided in the next sentence. If the breach is a "Channel Breach" then cure will be deemed effective if the party in breach (i) has diligently commenced to cure in good faith and continues thereafter to pursue such cure diligently (ii)
                           effects a cure within [      ] of receipt of the
                           Breach Notice. A "Channel Breach" is a breach consisting solely of a matter which may be cured only by replacement of Approved Product already delivered to distributors.

                  4.4.2. Either party may terminate this Agreement immediately if (1) the other commences a voluntary case or other proceeding under any bankruptcy or insolvency law, or seeks the appointment of a trustee, receiver, liquidation, custodian or similar official of all or any substantial part of its property, or (2) an involuntary case or other proceeding under any bankruptcy or insolvency law seeking the appointment of a trustee, receiver, liquidator, custodian, or similar official for all or any substantial part of the other party's property, is commenced against the other party, and the other party consents to any relief requested, or such proceeding is not stayed or



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                           discharged within [         ] days, or (3) the other
                           party makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due.

                  4.4.3.   Either party may terminate this Agreement upon [
                              ] written notice in the event of a change in
                           control of the other party [





                                                         ]. In the event of any
                           such termination by the AG parties, Mindscape will be entitled to be reimbursed in the full amount of any unrecouped advances paid to the AG Parties pursuant to Section 3.3.2(i) and (ii) with respect to Approved Products that have not yet been shipped.

         4.5. POST TERMINATION SALES. Upon termination or expiration of this Agreement by either party, either party shall have, for a
                  period of [     ] months, the right to sell, subject to the
                  royalties provided for herein, all of the unsold Approved Products in such party's inventory as of the date of termination up to the Permitted Quantity of each Approved Product; provided, however, that prior to disposing of such unsold Approved Products, each party shall give the other an itemized statement of all such unsold Approved Products. The "Permitted Quantity" of an Approved Product shall be [
                        ] of the quantity of that Approved Product sold by that
                  party during the [    ] calendar months immediately preceding
                  the date of termination.

         4.6.     SURVIVAL. Sections 4, 6.1.1(v), 6.1.2(iii), 6.1.3, 6.1.4, 6.3,
                  7 and 8 shall survive the termination or expiration of this Agreement.

5.       PRODUCT TRANSITION.

         1. LIMITATIONS PRIOR TO SEPTEMBER 1, 1999. Notwithstanding anything to the contrary herein, the parties agree that in no event will they incorporate any AG Intellectual Property into any computer software product designed and marketed primarily for the in-home printing of Social Expression Products in the English or Japanese languages prior to September 1, 1999.

         2. SALES OF THIRD PARTY INVENTORY. The AG Parties further agree that, should any third party royalties paid to the AG Parties with respect to the sale of unsold inventories of now existing American Greetings branded software products in the Greeting
                  Card Category exceed $[     ] for the [ ] month period
                  commencing [             ], then the minimum royalty payment
                  for such category for such period, as set forth on Exhibit C shall be deemed reduced for the Fiscal Year ending [
                         ] by the amount of such excess, but not exceeding a
                  total reduction of $[         ].

         5.3. REGISTRATION DATABASE. To the extent that the AG Parties are legally able to do so, it shall give Mindscape reasonable access to its database of customer names which


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                  has been accumulated from software registration of the
                  CreataCard series of products.

6.       PROPRIETARY RIGHTS.

         6.1.     LICENSING AND OWNERSHIP.

                  6.1.1.   AG GRANT OF RIGHTS.

                  i. AGC grants Mindscape a license under the AG Copyrights to copy and distribute the AG Delivered Content during the Term solely in Approved Products in the form and in accordance with the marketing plans approved by AG pursuant to the applicable Product Development Overview and Section 1.4.5.

                  ii. AGC grants Mindscape a license under the AG Trademarks to use the AG Trademarks during the Term on the packaging, documentation and promotional materials used in conjunction with and to identify Approved Products, such Trademarks to be used in the form and in accordance with the marketing plans approved by AG pursuant to the applicable Product Development Overview and Section 1.4.5.

                  iii. The foregoing licenses shall be exclusive to the extent (but only to the extent) so provided in
                           Article 2 hereof.

                  iv. Pursuant to the license granted in clause (i) above, but subject to the approval, royalty and other requirements of this Agreement, during the Term, Mindscape may: (a) incorporate the AG Delivered Content into the Approved Products; (b) edit or otherwise modify the AG Delivered Content and create derivative works of the AG Delivered Content for solely for inclusion in Approved Products; (c) prepare translations and conversions of the Approved Products, solely to the extent such translations and conversions constitute Approved Products; (d) reproduce the Approved Products; (e) sell, marker, distribute for rental, and otherwise distribute the Approved Products; and (f) publicly display and perform the Approved Products incidental to the promotion and sale of the Approved Products.

                  v. Mindscape acknowledges that nothing herein shall give to Mindscape any right, title or interest in any AG Intellectual Property (including any modifications, translations, transformations or other derivative works thereof) except the rights specifically granted in this Article 6; and that any and all goodwill generated by use of the AG Trademarks shall inure to the benefit of AG.

                  vi. The rights granted Mindscape under this Article 6 shall include the right to sublicense these rights to third parties in connection with the localization and distribution of foreign language versions of any


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                  Approved Product and for the distribution of any Approved
                  Product through the OEM channel, subject to the approval rights of the AG Parties contained in this Agreement and provided that such third parties agree to adhere to the rights and obligations imposed on Mindscape hereunder with respect to the protection of AGC's Intellectual Property rights.

6.1.2.   MINDSCAPE GRANT OF RIGHTS.

         i. Mindscape grants the AG Parties a license to use and distribute the Approved Products.

         ii. Pursuant to the license granted in clause (i) above, the AG Parties may; (a) sell, market, distribute for rental, and otherwise distribute the Approved Products; and (b) publicly display and perform the Approved Products incidental to the promotion and sale of the Approved Products.

         iii. AG acknowledges that nothing herein shall give to the AG Parties any right, title or interest in any Mindscape Intellectual Property (including any modifications, translations, transformations or other derivative works thereof) except the rights specifically granted in this
                  Article 6 and except to the extent that any AG Intellectual Property is incorporated therein.

6.1.3. DEVELOPMENTS. To the extent there is developed, conceived, invented or otherwise created any new Intellectual Property as a result of activities hereunder involving material participation by both parties hereto:

         i.       to the extent it (i) consists of a [

                                                                ] or (ii)
                  otherwise constitutes [              ], then, to such extent,
                  such Intellectual Property shall be the property of and is hereby assigned to [ ]; and

         ii.      to the extent it consists of [

                                                                             ]
                  then to such extent, such Intellectual Property shall be the
                  property of and is hereby assigned to [       ], and

         iii.     to the extent it consists of any other Intellectual Property,
                  other than [                                         ] rights
                  therein, to such extent, such Intellectual Property shall be
                  the property of and is hereby assigned to [       ], subject
                  to a fully paid, perpetual, assignable (but only to any current or future Affiliate of [ ]) license, with the right to
                  sublicense (other than to a [                         ]),
                  which is hereby granted to the [        ] to use, copy,
                  modify, display and perform such Intellectual Property and to make, have made, use, sell and import any invention,

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                  product or process embodied in such Intellectual Property, provided that such license may be exercised only in connection with the [




                                   ]; and

         iv. to the extent it consists of product names and the Intellectual Property rights therein ("Names"), to such extent, such Intellectual Property shall be the [
                                     ] and is hereby assigned to [
                                  ], but subject to the following:

                  a.       [
                                                                    ]

                  b.       [




                               ]

                  c.       [



                                                               ]

         6.1.4. RESTRICTIONS ON TRADEMARK USE. Neither party shall take any action that would undermine, conflict with or be contrary to the other's rights and interest in its Trademarks. Each parry acknowledges the other's exclusive ownership of such other's Trademarks, and this Agreement does not grant either party any right, title or interest in or to the other's Trademarks other than the license granted herein. Each party shall have the right to control the nature and quality of the Approved Products, as well as all packaging, display, promotional and advertising materials that bear such party's Trademarks pursuant to the terms of the applicable Product Development Overview. Pursuant to such tight, any materials developed by either party that use the other's Trademarks shall be subject to the prior written approval of the panty owning the Trademarks. The Approved Products and all packaging, advertising and promotional materials, including on-line and other screen displays, shall include such copyright, trademark and other intellectual property notices as are specified by the parties to each other. Mindscape shall manufacture, have manufactured, package, label, sell, distribute, advertise and promote the Approved Products in conformity with AG's reasonable marketing guidelines and practices as set forth in Exhibit D, as modified by AG from time to time with written notice


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                  to and approval of Mindscape (such approval not to be
                  unreasonably withheld) and in accordance with all applicable laws and regulations.

6.2. REGISTRATION INFORMATION. All product registration information (names, addresses, e-mail address) from all Approved Products (excluding PrintMaster and other Mindscape products containing Unlockable Content Packs, but not excluding products containing an Unlockable Content Pack that has been unlocked) shall be [
                 ]. Each month during the Term, Mindscape shall deliver a copy of all such information received the prior month in an electronic format reasonably requested by the AG Parties.

6.3.     CONFIDENTIAL INFORMATION.

         6.3.1. Each party agrees that, with respect to Confidential Information of the other party that it obtains hereunder it shall:

                  i.       not disclose such Confidential Information

                  ii. use the same care and discretion to prevent disclosure of such Confidential Information as it uses with similar Confidential Information of its own that it does not desire to disclose, but in no event with less than a reasonable degree of care;

                  iii. receive such Confidential Information and use such Confidential Information only for the purposes and within the scope of this Agreement; and

                  iv. restrict disclosure of Confidential Information solely to its officers, directors, employees and advisors (collectively, "Representatives") who have a need to know and agree or are bound not disclose such Confidential Information to any third parties.

         6.3.2. The foregoing restrictions shall not apply to information that:

                  i. is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of the recipient;

                  ii. the recipient can reasonably demonstrate, was already in its possession and not subject to an existing agreement of confidentiality;

                  iii. is received from a third party without restriction and without breach of this Agreement;

                  iv. was independently developed by the recipient as evidenced by its records; or

                  v. recipient is required to disclose pursuant to a valid order of a court or other governmental body; provided, however, that the recipient shall first have given notice to the disclosing party and shall give the disclosing party a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Confidential

                           Information so disclosed be used only for the purposes for which the order was issued.

         6.3.3. All notes, data, reference manuals, sketches, drawings, memoranda, electronic media and records in any way incorporating or reflecting any Confidential Information of the disclosing party and all proprietary rights therein shall belong exclusively to such disclosing party and the recipient agrees to return all copies of such materials to the disclosing party as soon as reasonably practicable upon request or upon termination or expiration of this Agreement.

         6.3.4. Unless required by law or otherwise mutually agreed by the parties, neither of the parties shall disclose the terms of this Agreement. Each party may, however, disclose such terms to its officers, directors, employees, shareholders, outside counsel and auditors who have a need to know and are advised of the nondisclosure requirements contained herein, whether or not they remain employed or affiliated with that party.

7.       REPRESENTATIONS AND WARRANTIES.

         7.1. RECIPROCAL. Each party represents and warrants that (i) it has corporate power and authority to enter into and perform this Agreement; (ii) it is the sole author or authorized licensee of its intellectual property delivered to the other party pursuant to this Agreement; (iii) the intellectual property delivered by it to the other party hereunder does not and will not infringe or misappropriate any third party proprietary right.

         7.2. MINDSCAPE. Mindscape represents and warrants that the Approved Products will documentation function in accordance with and other specifications thereof and will not contain any viruses or other similar codes that may be reasonably expected to damage data, software, systems or operations of the users of such products.

         7.3. DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.       LIABILITY AND INDEMNITY.

         8.1 INDEMNIFICATION. Each party ("Indemnifying Party") agrees that, at its own expense, it shall defend or settle any action, claim, suit or proceeding ("Claim") brought against the other or the other's directors, officers, affiliates, employees or agents (collectively "Indemnified Parties") based upon the Indemnifying Party's breach or alleged breach of any representation or warranty contained herein. In addition, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any and all damages, liabilities, losses, settlement amounts and any other costs and expenses (including but not limited to reasonable attorneys' fees), incurred as a result of any such Claim. The Indemnified Parties shall provide the Indemnifying Party with prompt written notification of any Claim, with sole control over the defense, and with reasonable cooperation in the defense of any such Claim at the Indemnifying Party's expense.

         8.2. LIMITATION ON LIABILITY. NEITHER PARTY SHALL BE LIABLE HEREUNDER FOR ANY LOSS OF PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF EITHER PARTY FOR ANY CLAIM CONCERNING PERFORMANCE OR NONPERFORMANCE BY THE OTHER (EXCLUDING CLAIMS FOR PERSONAL INJURY OR BREACH OF INTELLECTUAL PROPERTY RIGHTS) PURSUANT TO, OR IN ANY WAY RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR STRICT LIABILITY, SHALL BE LIMITED TO THE GREATER OF (i) 4.25 MILLION DOLLARS OR (ii) THE AGGREGATE ROYALTIES PAID HEREUNDER OVER THE 12 MONTH PERIOD PRECEDING THE EVENTS GIVING RISE THE CLAIM.

9.       DEFINITIONS.

         9.1. "Affiliate" of an entity shall mean any other entity controlled by, in control of, or under common control with such first entity.

         9.2. "AG Channels" shall mean websites and online stores of the AG Parties, any AG direct mail programs as may be agreed among the parties, and in any AG traditional retail in-store greeting card departments.

         9.3. "AG Delivered Content" shall mean the images, text and characters delivered by AG to Mindscape pursuant to Product Development Overviews hereunder.

         9.4. "AG Trademarks" shall mean the trademarks specifically identified on Exhibit E hereto.

         9.5.     "AG Copyrights" shall mean the copyright in AG Delivered
                  Content.

         9.6. "Approved Products" shall mean software products developed pursuant to a Product Development Overview hereunder and approved pursuant to Section 1.4.5.

         9.7. "Confidential Information" shall mean oral or written information, of whatever kind and in whatever form, relating to past, present or future products, software, research, development, inventions, processes, techniques, designs or other technical information and data, and marketing plans, provided that such information has been reasonably identified as or could be reasonably considered to be proprietary or confidential, that either party (a) may have received prior to the date of this Agreement, whether directly from the other or indirectly from third parties, or (b) may receive hereunder from the other.

         9.8. "Creative Content" shall mean images, text and characters of a nature similar to any contemplated by the parties to become AG Delivered Content.

         9.9. "Direct Cost of Goods Sold" shall mean the direct cost to source, manufacture (including reasonable manufacturing overhead and obsolescence), (including royalties paid to third parties in connection with the licensing of third party intellectual property). Direct Cost of Goods Sold shall not include technical support cost, development costs, advertising, promotion, selling costs, distribution, warehousing costs, administrative overhead costs or interest.

         9.10. "Fiscal Year" shall mean the period commencing March 1 each calendar year and ending the last day of February the following calendar year.

         9.11. "Full Feature Print Creativity Category" shall mean the category of personal computer software products that support a broad range of printable projects for both home and business use such as the currently existing versions of [

                                                             ]. Products in this
                  category may include functionality to produce greeting cards, but they are not designed and marketed primarily for the purpose of creating greeting cards.

         9.12. "Greeting Card Category" shall mean the category of personal computer software products that, from both a marketing and product focus standpoint, feature primarily greeting cards and related social expression products, such as Micrografx' CreataCard series, [
                                                                            ].

         9.13.    "Greeting Card Company" shall mean [
                                                     ] and any other entity or
                  business unit of an entity the primary business of which is the greeting card business.

         9.14. "Intellectual Property" shall mean intellectual property of any kind, including, without limitation, copyrights, patents, trade secrets and trademarks and any applications or registrations (as applicable) for the foregoing and any licenses from third parties for any of the foregoing.

         9.15.    "Listed Product" shall mean a [                       ] in one
                  of the categories listed on Exhibit A.

         9.16. "OEM Versions" shall mean a modified version of a product developed and sold pursuant to an agreement between AG or Mindscape and a third party that sells its own product, and bundled with such product for sale to consumers.

         9.17. "Restricted Entity" shall mean any entity listed on Exhibit F and any Affiliate of such entities.

         9.18. "Social Expression Product" shall mean a combination of art and verse designed to convey sentiment regarding an array of human interaction and emotion, specifically, (i) a Social Expression Product that is printed on paper (or similar substance) and readable by the ultimate recipient without the use of a computer or (ii) a Social Expression Product which is to be electronically delivered, i.e., in an electronically transmitted format, (iii) post cards, (iv) invitations, (y) announcements, (vi) awards and (vii) certificates.

         9.19. "Trademark" shall mean any trademark, service mark, trade name, trade dress, design logo or similar proprietary right.

         9.20. "Unlockable Content Pack" shall mean a collection of theme-specific or occasion- specific Creative Content that is either (i) sold as a separate product or (ii) embedded within another product such that the consumer can be charged a separate fee to obtain access to such content.

10.      MISCELLANEOUS.

         10.1. AMENDMENT. This Agreement may only be amended by a writing signed by the authorized representatives of the parties hereto.

         10.2. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective transferees, successors and assigns. Either party hereto may make an assignment of this Agreement or any of its rights or interests herein. No such assignment shall relieve the assignor of any obligation hereunder. Notwithstanding the foregoing, without the prior written consent of AG, which may be withheld in its sole discretion, Mindscape may not assign or delegate its rights or obligations hereunder to a Restricted Entity of if the assignment or delegation can reasonably be expected to impair Mindscape's performance hereunder.

         10.3. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement.

         10.4. DISPUTE RESOLUTION. Any disputes arising out of or relating to this Agreement ("Disputes") shall be governed by the following procedures in the following order until finally resolved:

                  10.4.1. If a dispute arises out of or relates to this Agreement, or the breach hereof, within [ ] days of receipt of written notice of a dispute, the parties shall attempt in good faith to resolve such dispute by negotiation among senior executives who have authority to settle the controversy;

                  10.4.2. If the dispute cannot be settled through such negotiations within the [ ] day period set forth above, the parties agree to try in good faith to settle the dispute by mediation within [ ] days immediately following the [ ] day period set forth above, in the forum of the party against whom a dispute resolution is sought or claim is made under the Commercial Mediation Rules of the American Arbitration Association. For clarification, the forum shall be Cleveland, Ohio for claims made or resolutions sought by Mindscape and San Francisco, California for claims made or resolutions sought by the AG Parties.

                  10.4.3. If the dispute cannot be settled by such mediation, the parties agree to submit the dispute to binding arbitration in the forum of the party against whom a dispute resolution is sought or claim is made as provided above, under the forum state and applicable Federal law upon receipt of a written demand for arbitration by either of the parties setting forth the names of the other party or parties. Within [ ] days after such commencement, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within [ ] days of appointment. If the arbitrators fail to select a third arbitrator, then the American Arbitration Association shall select the third arbitrator. Except as otherwise provided herein, the arbitrator shall have the authority to award any remedy or relief a state or federal court of the state of the forum could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but excluding any punitive or consequential damages. If the remedy sought is a monetary award, each party shall simultaneously, on the [ ] business day following the commencement of the arbitration, propose to the arbitrators the amount that party believes should be awarded, and with respect to compensatory damages, the arbitrators shall make an award in whichever of the two amounts they deem most reasonable. The Arbitrators' decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. Notwithstanding anything in this Section 10.4 to the contrary, the losing party in a dispute hereunder shall pay all reasonable legal fees and expenses incurred by the prevailing party in connection with the arbitration.

         10.5. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior contracts, memoranda, agreements, arrangements, communications and discussions, whether oral or written.

         10.6 FORCE MAJEURE. Neither party shall be liable for any failure or delay in performing its obligations under this Agreement, or for any loss or damage resulting therefrom, due to causes beyond its control (each, a "Force Majeure"), including but not limited to, acts of God, the public enemy, riots, fires, natural catastrophes or epidemics. In the event of such failure or delay, the date of delivery or performance shall be extended for a period not to exceed the time lost by reason of the failure or delay; provided that the party affected by such delay is using reasonable commercial efforts to mitigate or eliminate the cause of such delay or its effects. Each party shall notify the other in writing promptly of any failure or delay in, and the effect on, its performance.

         10.7. FURTHER ASSURANCES. The parties each agree to execute and deliver any appropriate instruments or documents to confirm the assignments and licenses provided for herein and to enable the other to perfect the same by filing, registration or otherwise in any state, territory, or country, as may be reasonably requested and prepared by such other from time to time.

         10.8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Ohio.

         10.9.    NOTICES.

10.9.1. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient as set forth below:

         If to Mindscape:

                  Mindscape, Inc.
                  88 Rowland Way
                  Novato, CA 94945

                  Attention: Executive Vice President Home Products

         with a copy to:

                  Mindscape, Inc.
                  88 Rowland Way
                  Novato, CA 94945

                  Attention: General Counsel

         If to the AG Parties (or either of them):

                  American Greetings Corporation
                  10500 American Road
                  Cleveland, Ohio 44144

                  Attention: Senior Vice President - Electronic Marketing

         with a copy to:

                  American Greetings Corporation
                  10500 American Road
                  Cleveland, Ohio 44144

         Attention: General Counsel

         All notices shall be effective only upon receipt. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service. telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.10. PUBLICITY. Neither party shall make any public announcement regarding the terms or existence of this Agreement without the prior written consent of the other.

10.11. RELATIONSHIP. This Agreement is not intended by the parties to, and shall not be deemed to, constitute or create a joint venture, pooling arrangement, partnership, or other business organization or entity of any kind and the rights and obligations of the parties shall be only those expressly set forth herein. Each party shall operate as an independent contractor in the performance of this Agreement and not as agents or employees of the other. Each party shall ensure that neither it nor its agents or employees shall act or hold themselves Out as agents or employees of the other.

10.12. WAIVERS. No purported waiver by any party of any default by any other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

10.13. APPROVALS: This Agreement requires the parties to secure approval from each other for various activities. Unless there is a specific provision to the contrary, it is understood that all responses to requests for
         approval shall be made within [     ] business days of receipt of the
         request for approval (and all necessary materials for making a reasonably informed decision) by the party from whom approval is sought and that approvals shall not be unreasonably withheld. Each party shall be entitled to learn the reason for a refusal to approve and shall have a reasonable period of time to meet the objection. Mindscape understands that if any refusal to approve by the AG parties is because it believes the material, presentation or use in questions impairs the Trademarks and goodwill of the AG Parties, the refusal to approve shall be deemed reasonable. In any such case, the AG Parties agree to specify the problem and help suggest a solution. When an item is submitted by one party (the "Sending Party") to the other for approval and no
         approval or rejection is received within [    ] business days, the
         Sending Party shall notify the other party (the "Receiving Party") by sending a further written notice that an approval or rejection has not been received, such notice to be conspicuously labeled "Urgent Legal Notice," and sent as provided in Section 10.9 by overnight courier, requiring signature verification of receipt. If the Receiving Party, after said notification, still does not give approval or rejection
         within a further [      ] business days, the item shall be deemed
         [     ].

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this agreement as of the date set forth above.



AMERICAN GREETINGS CORPORATION                 AGC, INC.


By:   /s/ John M. Klipfell                     By:   /s/ Dale A. Cable
      ----------------------------                   -------------------------

Name:  John M. Klipfell                        Name:  Dale A. Cable
      ----------------------------                   -------------------------

Title: SR VP ELECTRONIC MARKETING              Title: TREASURER
      ----------------------------                   -------------------------



MINDSCAPE, INC.


By:   /s/ John Moore
      ----------------------------

Name: John Moore
      ----------------------------

Title: CEO
      ----------------------------

[







































                                                            ]

                                                                       Exhibit B
                     [        ]  Languages other than English

[



               ]

[







                                                      ]

                                                                      Exhibit 1

[










                                                            ]

[











                                                                      ]

[














                                                            ]

[

















                                                  ]

[



































                                                                    ]

[
















                                                        ]

[

















                                                                 ]

[





















                                             ]

[













                                        ]

[




















                                                            ]

[




























                                   ]

[
















                                                       ]

[









                         ]

                                                                       Exhibit E

LICENSED TRADEMARKS


1.       American Greetings
2.       Carlton Cards
3.       CreataCard
4.       John Sands

                                                                       EXHIBIT F

[







                              ]

LICENSED PROPERTIES                                                   EXHIBIT G
1.       King Features
             -    Betty Boop
             -    Popeye
             -    Berenstain Bears
             -    Sunday Funnies
             -    School House Rock
2.       Team NFL
             -    All team logos
             -    The Quarterback Club
3.       National Enquirer
             -    Banner Front Page
4.       Rock Art (Grateful Dead Art)
5.       Three Stooges
6.       Elvis
7        Major League Baseball (MLB)
             -    All team logos
8.       Duckman
9.       Gary Patterson
10.      Marvel Comics
             -    All Marvel Characters
11.      Simpsons
12.      NBA
13.      NHL
14.      WWF
15.      Nickelodeon
             -   Rugrats
             -   Ren & Stimpy
             -   AAHHA! Real Monsters
16.      Scooby Doo
17.      The Mask
18.      Power Rangers
19.      Flintstones
20.      Drew Carey
21.      Ace Ventura
22.      Opus n' Bill
23.      Married w/ Children
24.      Nintendo
             -   Super Mario Brothers
             -   Donkey-Kong
25.      The Beatles
26.      I Love Lucy
27.      Muppets
28.      Pink Panther
29.      MTV
             -   Beavis & Butthead
30.      United Media
             -   Dilbert
             -   Comic Zone
31.      South Park
32.      Looney Tunes
33.      Cartoon Network
34.      DC Comics
             -   Batman
             -   Superman
35.      Star Trek
36.      X-Files

                                                                       Exhibit H

[









                                   ]

                                                          Draft of June 29, 1998


                             AMENDMENT NUMBER 1 TO
                  ELECTRONIC PUBLISHING DEVELOPMENT AGREEMENT

     This Amendment Number 1 to Electronic Publishing Development Agreement (this "Amendment"), is made as of June __, 1998 (the "Effective Date"), by and among American Greetings Corporation, an Ohio corporation ("AG"), AGC, Inc., an Ohio corporation ("AGC" and, together with AG, the "AG Parties"), and Mindscape, Inc. a Delaware corporation ("Mindscape"). Except where the context otherwise requires, the term "AG Parties" is to be read as if it was a single party to this Agreement.


                                   Background

A. Mindscape and the AG Parties entered into an Electronic Publishing Development Agreement on February 25, 1998 (the "Existing Agreement"); and

B. Mindscape and the AG parties now wish to append the same.


                                   Agreements

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in the Existing Agreement):

1. AMENDMENTS

The Existing Agreement is amended in the following respects:

   1.1 ROYALTY CALCULATION. Section 3.3 is hereby amended by inserting at the end thereof a Section 3.3.7, as follows:

       In determining the amount of royalties due hereunder, rebates to consumers shall be deemed marketing expenses and, as such, shall not be applied as a deduction in the calculation of royalties. REBATES TO RETAILERS OR WHOLESALERS, HOWEVER, SHALL NOT BE AFFECTED BY THE FOREGOING.

   1.2 APPLICATION OF MINIMUM ROYALTY. Section 3.3.5 is hereby amended by renumbering subparagraphs (i) and (ii) to be (ii) and (iii), respectively, and inserting a new subparagraph (i) as follows:

       Any royalties paid pursuant to Section 3.3.1 in a Fiscal Year with respect to any product in any product category listed on Exhibit C shall be applied to reduce the amount of the minimum payments otherwise applicable pursuant to Section 3.3.2 for that product category in that Fiscal Year.

   1.3 FISCAL YEAR. Section 9.10 is hereby amended in its entirety to read as follows:

       "Fiscal Year" shall mean the period ending the last day of February of each calendar year and commencing March 1 of the prior calendar year. Fiscal year 1999, for example, commenced on March 1, 1998 and ends on February 28, 1999.

        1.4. CONFIDENTIALITY. This Amendment shall be deemed part of the Agreement for purposes of Section 6.3.4 and 10.10 of the Existing Agreement.

  2.    MISCELLANEOUS.

        2.1. EFFECT OF AMENDMENT. As amended hereby, the Existing Agreement shall continue in full force and effect in accordance with its terms.

        2.2. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement.

        2.3. DISPUTE RESOLUTION. The dispute resolution provisions of the Existing Agreement shall apply to this Amendment.

        2.4. GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the substantive laws of the State of Ohio.

        2.5. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be given in the manner and with the effect provided in the Existing Agreement.


        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this agreement as of the date set forth above.


AMERICAN GREETINGS CORPORATION              AGC, INCL


By: /s/ John M. Klipfell                    By: /s/ John M. Klipfell
    -------------------------------             -------------------------------
Name: John M. Klipfell                      Name: John M. Klipfell
Title: SR VP - ELECTRONIC MARKETING         TITLE: VICE PRESIDENT


MINDSCAPE, INC.

By: /s/ Cynthia Hudson
    -------------------------------
Name: -----------------------------
Title: ----------------------------

                             AMENDMENT NUMBER 2 TO
                  ELECTRONIC PUBLISHING DEVELOPMENT AGREEMENT

         This Amendment Number 2 to Electronic Publishing Development Agreement (this "Amendment"), is made as of September 3, 1998 (the "Effective Date"), by and among American Greetings Corporation, an Ohio corporation ("AG"), AGC, Inc., an Ohio corporation ("AGC" and, together with AG, the "AG Parties"), and Mindscape, Inc. a Delaware corporation ("Mindscape"). Except where the context otherwise requires, the term "AG Parties" is to be read as if it was a single party to this Amendment.

                                   Background

A. Mindscape and the AG Parties entered into an Electronic Publishing Development Agreement on February 25. 1998 (as subsequently amended by Amendment No. 1 thereto, the "Existing Agreement"); and

B. In connection with certain transactions between Mindscape and Micrografx, Inc. ("Micrografx"). Mindscape and the AG Parties now wish to further amend the same.

                                   Agreements

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in Section 3 hereof):


1.   CONDITIONAL AMENDMENTS.

     Subject to the terms and conditions of this Agreement, the Existing Agreement is amended in the following respects:

         1.1.     ROYALTY CREDIT.

                  1.1.1 Section 3.3 of the Existing Agreement is hereby amended by inserting at the end thereof a Section
                           3.3.8 as follows:

                                    Notwithstanding the foregoing, in the event
                                    that the Transfer Payment is greater than
                                    $[       ], then, solely with respect to the
                                    [              ], the royalty rate
                                    identified in clauses [
                                      ] of Section 3.3.1 shall be reduced by[ ]%
                                    ([ ]%, rather than [ ]% for clauses[
                                              ], and [ ] % rather than [  ]% for
                                    clause [ ]) until such time as the aggregate
                                    amount of such royalty reduction equals the
                                    lesser of: (i)[               ] of the
                                    Transfer Payment or (ii) $[         ]

                  1.1.2.   The following additional definitions are inserted in
                           Section 9 of the Existing Agreement:

                                    "CreataCard Products" shall mean the
                                    Approved Products that are identified on
                                    part I of Exhibit A to Amendment No. 2 to this Agreement and any later approved versions of the same.

                                    "Transfer Payment" shall mean the total cash payments by Mindscape to Micrografx pursuant to the agreement referred to in Section 2.1. of Amendment No. 2 to this Agreement.

         1.2. EXCLUSIVITY EXCEPTION. Sections 5.1 of the Existing Agreement (Limitations prior to September 1, 1999) and 9.18 of the Existing Agreement (Social Expression Products) are hereby deleted in their entirety.

         1.3. GUARANTY SCHEDULE. Exhibit C of the Existing Agreement (Guaranty Schedule) is hereby amended by (i) setting all amounts under the column headed "1999" to zero and (ii) adjusting the column designated "Total" so as to reflect the foregoing and be mathematically accurate.

         1.4. AGREEMENT SCOPE. For all purposes of the Existing Agreement, including, without limitation, Section 3.3 thereof, each of the products listed on Exhibit A hereto (part 1 and part 2) shall be deemed to be Approved Products under the Existing Agreement and any Creative Content of the AG Parties embodied therein shall be deemed to be AG Delivered Content under the Existing Agreement. Mindscape and AG shall cooperate in good faith with respect to appropriate approvals of any necessary collateral materials in accordance with Section 1.4.5 and
                  10.13 of the Existing Agreement

         1.5. TRANSFERRED AGREEMENTS. Immediately upon their assignment to Mindscape, the Transferred Agreements shall be deemed terminated and shall be of no further force or effect. Mindscape and the AG Parties each hereby irrevocably release and forever waive any claims, actions, causes of action, remedies, obligations, damages and liabilities of every name and nature, whether in law or in equity, whether known or unknown, absolute or contingent arising out of the Transferred Agreements, including but any limited to any Claim in any way relating to any breach or alleged breach thereof occurring prior to the date hereof Mindscape and the AG Parties shall have no claim or obligation whatsoever to the other under or with respect to the Transferred Agreements

         1.6. CONFIDENTIALITY. This Amendment shall be deemed part of the Agreement for purposes of Section 6.3.4 and 10.10 of the Existing Agreement.

         1.7.     CORRECTION OF TYPOGRAPHICAL ERROR. The reference in Section
                  1.4.5 of the Existing Agreement to "Section 10.14" is hereby corrected to refer to Section 10.13.

         1.8. UNLOCKABLE CONTENT. Mindscape shall provide reporting of revenue deriving from unlockable content packs in sufficient detail for the AG Parties to pay any royalties that must be paid to their licensors.

         1.9. MINDSCAPE AFFILIATE. Learning Company Properties, Inc. an affiliate of Mindscape, by its execution hereof, agrees to be subject to all applicable restrictions in the Existing Agreement, as amended hereby, on the use or other exercise of rights with respect to AG Copyrights, AG Delivered Content, AG Trademarks and any other intellectual property of the AG Parties. Mindscape agrees that any funds received by Learning Company Properties, Inc. in respect of

                  Approved Products shall be subject to the royalties provided in the Existing Agreement.

2.       CONDITIONS.

         The rights and obligations of the parties hereto shall not be effective until, and shall be subject to the satisfaction or waiver in writing of, the following conditions:

         2.1. MINDSCAPE/MICROGRAFX AGREEMENT. AG shall have been provided with and given an opportunity to review the agreement between Micrografx and Mindscape providing for the assignment of the Transferred Agreements and shall have been satisfied, in its sole discretion, with the terms and conditions thereof.

         2.2. MICROGRAFX/AG AGREEMENT. AG shall have entered into an agreement with Micrografx providing the AG Parties' consent to the assignment to Mindscape of the Transferred Agreements and AG shall have been satisfied. in its sole discretion, with the terms and conditions thereof.

         provided however, that AG and Mindscape shall use commercially reasonable efforts to cause such conditions to be satisfied as promptly as possible.

3.       DEFINITIONS.

         3.1. "Transferred Agreements" shall mean (i) that certain Master Agreement between the AG Parties and Micrografx dated February 9, 1996 as amended April 1, 1997: (ii) Subagreement A between the AG Parties and Micrografx dated February 9, 1996 as amended April 1, 1997; (iii) Subagreement B between the AG Parties and Micrografx dated February 9, 1996 as amended April 1, 1997; (iv) Subagreement D between the AG Parties and Micrografx dated April 1, 1997; (y) Subagreement E between the AG Panties and Micrografx dated April 1, 1997.

         3.2. Capitalized terms used herein without definition are used as defined in the Existing Agreement.


4.       MISCELLANEOUS.

         4.1. EFFECT OF AMENDMENT. As amended hereby, the Existing Agreement shall continue in full force and effect in accordance with its terms.

         4.2. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement.

         4.3. DISPUTE RESOLUTION. The dispute resolution provisions of the Existing Agreement shall apply to this Amendment.

         4.4. GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the substantive laws of the State of Ohio.

         4.5. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be given in the manner and with the effect provided in the Existing Agreement.

         4.6. TERMINATION. This Agreement shall terminate and be of no further force or effect in the event the assignment of the Transferred Agreements shall not have occurred by September 4, 1998 at 5 p.m. Eastern Time.


         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this agreement as of the date set forth above.

AMERICAN GREETINGS CORPORATION               AGC, INC.

By: /s/ John M. Klipfell                     By: /s/ John M. Klipfell
   ---------------------------------------       -------------------------------

Name: JOHN M. KLIPFELL                       Name: JOHN M. KLIPFELL
     -------------------------------------         -----------------------------

Title: Sr VP Electronic Marketing            Title: Sr VP Electronic Marketing
      ------------------------------------         -----------------------------




MINDSCAPE, INC.


By: /s/ R. Scott Murray
   --------------------------------------------------------

Name: R. SCOTT MURRAY
     ------------------------------------------------------

Title: Executive Vice President and Chief Financial Officer
      -----------------------------------------------------

as to Section 1.9:
LEARNING COMPANY PROPERTIES, INC.


By: /s/ R. Scott Murray
   --------------------------------------------------------

Name: R. SCOTT MURRAY
     ------------------------------------------------------

Title: Executive Vice President and Chief Financial Officer
      -----------------------------------------------------

                             AMENDMENT NUMBER 4 TO
                  ELECTRONIC PUBLISHING DEVELOPMENT AGREEMENT

     This Amendment Number 4 to Electronic Publishing Development Agreement (this "Amendment"), is made as of April 12, 1999 (the "Effective Date"), by and among American Greetings Corporation, an Ohio corporation ("AG"), AGC, Inc., an Ohio corporation ("AGC" and, together with AG, the "AG Parties"), and Mindscape, Inc. a Delaware corporation ("Mindscape"). Except where the context otherwise requires, the term "AG Parties" is to be read as if it was a single party to this Amendment.

                                   Background

A. Mindscape and the AG Parties entered into an Electronic Publishing Development Agreement on February 26, 1998 (as subsequently amended by Amendment No. 1, Amendment No. 2 and Amendment No: 3 thereto, the "Existing Agreement"); and

B.   Mindscape and the AG Parties now wish to further amend the same:

                                   Agreements

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows (capitalized terms herein not otherwise defined being used as defined in Section 3 hereof):

1. CLARIFICATION OF PAYMENT TIMING. The Existing Agreement is amended in the following respects:

     1.1. In each of clauses i, ii, iii, iv and v of Section 3.3. 1 of the Existing Agreement, the term "received" is replaced with the term "invoiced."

     1.2 At the end of Section 3.3.1 of the Existing Agreement, the following is inserted: Mindscape agrees that invoices are issued upon product shipment and that all amounts required to be paid are reflected in such invoices.

     1.3  In Section 3.3.4 of the Existing Agreement, the figure [
                  ] is replaced with [             ] and the following is
          added at the end of the section:

               With respect to each [         ], Mindscape shall report and pay
               based on product sales that occur in that [     ], without regard
               to whether payment for such sales shall have been actually received by Mindscape, subject to subsequent reconciliation of refunds, returns and credits as provided in the preceding sentence.

2. TRANSITION. The parties acknowledge that as of the date hereof, there is an amount (the "Transition Amount") that would be past due if the timing of Mindscape's payment obligations were determined in compliance with the terms of Section 3.3.1 as amended hereby. The AG Parties hereby agree, that notwithstanding the requirements of the Existing Agreement, as amended
     hereby, Mindscape may pay the Transition Amount in [         ] installments
     payable on [                         ] and July 15, 1999 provided that
     Mindscape provides a report of the amount thereof no later than April 30, 1999 such report to be subject to Section 3.4 and the other requirements of the Existing Agreement.

3.   MISCELLANEOUS.

     3.1. EFFECT OF AMENDMENT. As amended hereby, the Existing Agreement shall continue in full force and effect in accordance with its terms.

     3.2. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same agreement.

     3.3. DISPUTE RESOLUTION. The dispute resolution provisions of the Existing Agreement shall apply to this Amendment.

     3.4. GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the substantive laws of the State of Ohio.

     3.5. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be given in the manner and with the effect provided in the Existing Agreement; provided, however, that an additional copy of any notices to Mindscape shall be sent as follows:

               The Learning Company
               One Athenaeum Street
               Cambridge, MA 02142
               Attn: Scott Murray, Executive Vice President and Chief Financial Officer
               Attn: General Counsel


         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this agreement as of the date set forth above.

AMERICAN GREETINGS CORPORATION          AGC, INC.

By: /s/ John M. Klipfell                By: /s/ John M. Klipfell
   ------------------------------          -------------------------------

Name: JOHN M. KLIPFELL                  Name: JOHN M. KLIPFELL
     ----------------------------            -----------------------------

Title: SR VP                            Title: VP
      ---------------------------             ----------------------------

MINDSCAPE, INC.

By: /s/ John Moore
   ------------------------------

Name: JOHN MOORE
     ----------------------------

Title: Pres
      ---------------------------